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                                                                   EXHIBIT 10.1


                        MODIFICATION TO PROMISSORY NOTE


         This Modification to Promissory Note ("Modification Agreement ") is entered into as of October 31, 2000, by and between HTE, Inc., a Florida corporation ("HTE"), and DemandStar.com, Inc., f/k/a Information on Demand, Inc., a Florida corporation ("DSI").

                                   RECITALS

         WHEREAS, HTE loaned DSI $1,750,000, pursuant to DSI's promissory note dated October 31, 1999, a copy of which is attached as Exhibit "A" hereto ("DSI Note"); and

         WHEREAS, the DSI Note provides for payment of principal in the amount of $200,000, plus interest accrued at the annual rate of 8%, by DSI to HTE on October 31, 2000 ("DSI 10-31-00 Note Payment"); and

         WHEREAS, DSI has requested that HTE defer payment of the DSI 10-31-00 Note Payment and accept in satisfaction of the DSI 10-31-00 Note Payment certain securities of DSI, when issued, rather than a cash payment of such obligation; and

         WHEREAS, HTE has evaluated DSI's request and has determined that HTE's interest will be best served by accepting such modified payment terms for the DSI Note, provided the interest rate for the DSI Note is increased from 8% to 10% and DSI pays HTE a one-time modification fee of $10,000.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, HTE and DSI agree as follows:

                  1. INCREASE IN INTEREST RATE. Effective November 1, 2000, the interest rate for the DSI Note shall be increased from 8% to 10% per annum.

                  2. DEFERRAL OF DSI 10-31-00 NOTE PAYMENT. HTE hereby extends and defers until October 30, 2001, the payment of the DSI 10-31-00 Note Payment.

                  3. MODIFICATION FEE. On or before January 15, 2001, DSI shall pay to HTE a modification fee of $10,000.

                  4. PAYMENT WITH NEWLY ISSUED SECURITIES. In the event DSI issues prior to October 31, 2001 a new equity security ("New DSI Security") in a third-party transaction in which equity capital in excess of $3,000,000 is raised for DSI ("Third Party Financing"), HTE agrees to accept from DSI, and DSI agrees to issue to HTE, within 30 days of the Third Party Financing, in full and complete satisfaction of the DSI 10-31-00 Note Payment the New DSI Security of equivalent fair market value. The fair market value of the New DSI Security issued to HTE shall be deemed to be equal to the face or par value of such security as issued in the Third Party Financing.

                  5. CONTINGENT CASH PAYMENT. In the event DSI does not issue the New DSI Security in a Third Party Financing prior to October 31, 2001, DSI shall pay in cash to HTE by October 31, 2001, the DSI 10-31-00 Note Payment, plus all additional accrued interest due as a result of the deferral hereunder of payment of the DSI 10-31-00 Note Payment.



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                  6.       AFFIRMATION OF PROMISSORY NOTE. The DSI Note shall
continue in full force and effect in accordance with its terms and provisions, as modified by this Modification Agreement.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Modification Agreement to be duly executed as of the date and year first above written.


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
DSI:                                         HTE:

DemandStar.com, Inc.                         HTE, INC.



By: /s/ L.A. Gornto, Jr.                     By: /s/ Joseph M. Loughry, III
   ---------------------------------------      ----------------------------------
   L. A. Gornto, Jr., Exec. Vice President      Joseph  M. Loughry, III, President
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